Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pacific Biosciences of California, Inc. 2010 Equity Incentive Plan, 2010 Employee Stock Purchase Plan, and 2010 Outside Director Equity Incentive Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc., and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

January 16, 2013